Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: Almira Pusch ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2022 Results

NEW YORK, April 26, 2022 — Travelzoo® (NASDAQ: TZOO):

•Consolidated revenue of $18.5 million, up 29% year-over-year
•Non-GAAP consolidated operating profit of $2.7 million
•Earnings per share (EPS) of $0.19 attributable to Travelzoo from continuing operations

Travelzoo, a global Internet media company that provides exclusive offers and experiences for members, today announced financial results for the first quarter ended March 31, 2022. Consolidated revenue was $18.5 million, up 29% from $14.3 million year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members.

The reported net income attributable to Travelzoo from continuing operations was $2.4 million for Q1 2022. At the consolidated level, including minority interests, the reported net income from continuing operations was $2.4 million. EPS from continuing operations was $0.19, compared to ($0.14) in the prior-year period.

Non-GAAP operating profit was $2.7 million. The calculation of non-GAAP operating profit excludes amortization of intangibles ($0.2 million) and stock option expenses ($0.5 million). See section “Non-GAAP Financial Measures” below.
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“We see continued improvement in our business. We seize the exceptional industry opportunities for providing 30 million Travelzoo members exclusive and irresistible travel, entertainment, and local offers and experiences. Travelzoo members are affluent, active, and open to new experiences. 84% say Travelzoo influences their travel destinations because they trust Travelzoo", said Holger Bartel, Global CEO.

Cash Position
As of March 31, 2022, consolidated cash, cash equivalents and restricted cash were $36.7 million. Net cash used in operations was $6.8 million. Cash was used primarily in connection with a decrease of merchant payables by $8.0 million. The Company also used cash of $1.0 million to acquire intangible assets in Q1 2022.

Reserve
Reported revenues include a reserve of $3.8 million related to commissions to be earned from vouchers sold. The reserve is booked as contra revenue.

Travelzoo North America
North America business segment revenue increased 19% year-over-year to $11.7 million. Operating profit for Q1 2022 was $1.7 million, or 15% of revenue, compared to an operating profit of $39,000 in the prior-year period.

Travelzoo Europe
Europe business segment revenue increased 66% year-over-year to $5.9 million. Operating profit for Q1 2022 was $178,000, or 3% of revenue, compared to an operating loss of $696,000 in the prior-year period.

Jack’s Flight Club
On January 13, 2020, Travelzoo acquired 60% of Jack’s Flight Club, a membership subscription service. Jack’s Flight Club revenue decreased 7% year-over-year to $823,000. Non-GAAP operating profit for Q1 2022 was $249,000, compared to a non-GAAP operating profit of $174,000 in the prior-year period. After consolidation with Travelzoo, Jack’s Flight Club's net income was $11,000, with $7,000 attributable to Travelzoo as a result of recording $226,000 of amortization of intangible assets related to the acquisition.

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Licensing
In June 2020, Travelzoo entered into a royalty-bearing licensing agreement with a local licensee in Japan for the exclusive use of Travelzoo’s brand, business model, and members in Japan. In August of 2020, Travelzoo entered into a royalty-bearing licensing agreement with a local licensee in Australia for the exclusive use of Travelzoo’s brand, business models, and members in Australia, New Zealand, and Singapore. Under these arrangements, Travelzoo’s existing members in Australia, Japan, New Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Licensing revenue is booked with a lag of one quarter. Travelzoo recorded $9,000 in licensing revenue from the licensee in Japan in Q1 2021. Travelzoo recorded $7,000 in licensing revenue from the licensee in Australia, New Zealand, and Singapore in Q1 2022. Licensing revenue is expected to increase going forward.

Members and Subscribers
As of March 31, 2022, we had 30.7 million members worldwide. In North America, the unduplicated number of Travelzoo members was 16.7 million as of March 31, 2022, down 8% from March 31, 2021. In Europe, the unduplicated number of Travelzoo members was 9.1 million as of March 31, 2022, up 5% from March 31, 2021. Jack’s Flight Club had 1.7 million subscribers as of March 31, 2022, up 6% from March 31, 2021.

Discontinued Operations
As announced in a press release on March 10, 2020, Travelzoo decided to exit its Asia Pacific business and operate it as a licensing business going forward. Consequently, the Asia Pacific business has been classified as discontinued operations since March 31, 2020. Prior periods have been reclassified to conform with the current presentation. Certain reclassifications have been made for current and prior periods between the continued operations and the discontinued operations in accordance with U.S. GAAP.

Income Taxes
Income tax expense was $968,000 in Q1 2022, compared to an income tax expense of $742,000 in the prior-year period.
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Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Travelzoo’s calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: impairment of intangibles and goodwill, amortization of intangibles, stock option expenses, and severance- related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Looking Ahead
We currently expect higher revenue and profitability in Q2 2022. We continue to see a trend of recovery of our revenue. However, there could be unexpected fluctuations in the short term. During the pandemic, we have been able to lower our fixed costs. We believe we can keep our fixed costs relatively low in the foreseeable future—while revenue is expected to grow.

Conference Call
Travelzoo will host a conference call to discuss first quarter results and provide an update on Travelzoo META today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call; and
•access the webcast.

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About Travelzoo
Travelzoo® provides its 30 million members with exclusive offers and one-of-a-kind experiences personally reviewed by our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. We work in partnership with more than 5,000 top travel suppliers—our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo, Top 20, and Jack's Flight Club are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2022	2021
Revenues	$18,453	$14,284
Cost of revenues	2,832	3,018
Gross profit	15,621	11,266
Operating expenses:
Sales and marketing	8,581	6,790
Product development	453	683
General and administrative	4,668	4,560
Total operating expenses	13,702	12,033
Operating income (loss)	1,919	(767)
Other income (loss), net	1,423	(166)
Income (loss) from continuing operations before income taxes	3,342	(933)
Income tax expense	968	742
Income (loss) from continuing operations	2,374	(1,675)
Loss from discontinued operations, net of tax	(11)	(15)
Net income (loss)	2,363	(1,690)
Net income (loss) attributable to non-controlling interest	4	(48)
Net income (loss) attributable to Travelzoo	$2,359	$(1,642)

Net income (loss) attributable to Travelzoo—continuing operations	$2,370	$(1,627)
Net loss attributable to Travelzoo—discontinued operations	$(11)	$(15)

Income (loss) per share—basic
Continuing operations	$0.20	$(0.14)
Discontinued operations	$—	$—
Net income (loss) per share—basic	$0.20	$(0.14)

Income (loss) per share—diluted
Continuing operations	$0.19	$(0.14)
Discontinued operations	$—	$—
Net income (loss) per share—diluted	$0.19	$(0.14)
Shares used in per share calculation from continuing operations—basic	12,056	11,391
Shares used in per share calculation from discontinued operations—basic	12,056	11,391
Shares used in per share calculation from continuing operations—diluted	12,544	11,391
Shares used in per share calculation from discontinued operations—diluted	12,056	11,391
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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$35,617	$43,815
Accounts receivable, net	18,163	14,871
Prepaid income taxes	2,547	3,325
Prepaid expenses and other	1,513	1,891
Prepaid expenses—related party	—	1,150
Assets from discontinued operations	63	71
Total current assets	57,903	65,123
Deposits and other	6,588	6,784
Deferred tax assets	3,887	3,949
Restricted cash	1,121	1,142
Operating lease right-of-use assets	6,679	7,700
Property and equipment, net	572	659
Intangible assets, net	5,189	3,426
Goodwill	10,944	10,944
Total assets	$92,883	$99,727
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,453	$3,411
Merchant payables	60,479	68,678
Accrued expenses and other	9,171	10,212
Deferred revenue	2,317	1,733
Operating lease liabilities	2,813	3,180
Income tax payable	30	185
Liabilities from discontinued operations	488	485
Total current liabilities	78,751	87,884
Long-term operating lease liabilities	8,617	9,111
Other long-term liabilities	2,380	2,364
Total liabilities	89,748	99,359
Non-controlling interest	4,604	4,600
Common stock	126	126
Treasury stock (at cost)	(5,488)	(5,488)
Additional paid-in capital	4,957	4,415
Retained earnings	2,866	508
Accumulated other comprehensive loss	(3,930)	(3,793)
Total stockholders’ deficit	(1,469)	(4,232)
Total liabilities and stockholders’ deficit	$92,883	$99,727
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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$2,363	$(1,690)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	574	484
Stock-based compensation	542	882
Deferred income tax	97	541
Loss on long-lived assets	38	—
Gain on sale of equity investment in WeGo	(196)	—
Net foreign currency effects	(13)	(152)
Provision for (Reversal of) reserves on accounts receivable and other reserves	(1,408)	(454)
Changes in operating assets and liabilities:
Accounts receivable	(3,163)	(2,229)
Income tax receivable	759	(545)
Prepaid expenses and other	565	(2,357)
Accounts payable	103	1,727
Merchant payables	(7,961)	13,212
Accrued expenses and other	917	(641)
Income tax payable	(157)	(126)
Other liabilities	176	412
Net cash provided by (used in) operating activities	(6,764)	9,064
Cash flows from investing activities:
Purchases of intangible assets	(1,049)	—
Proceeds from sale of equity investment in WeGo	196	—
Purchases of property and equipment	(89)	(7)
Net cash used in investing activities	(942)	(7)
Cash flows from financing activities:
Repurchase of common stock	—	(1,583)
Net cash used in financing activities	—	(1,583)
Effect of exchange rate on cash, cash equivalents and restricted cash	(524)	270
Net increase (decrease) in cash, cash equivalents and restricted cash	(8,230)	7,744
Cash, cash equivalents and restricted cash at beginning of period	44,989	64,385
Cash, cash equivalents and restricted cash at end of period	$36,759	$72,129
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Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended March 31, 2022	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$11,503	$6,127	$823	$—	$18,453
Intersegment revenue	193	(193)	—	—	—
Total net revenues	11,696	5,934	823	—	18,453
Operating income	$1,718	$178	$23	$—	$1,919

Three months ended March 31, 2021	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$9,828	$3,569	$887	$—	$14,284
Intersegment revenue	(9)	9	—	—	—
Total net revenues	9,819	3,578	887	—	14,284
Operating income (loss)	$39	$(696)	$(110)	$—	$(767)

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Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2022	2021
GAAP operating expense	$13,702	$12,033
Non-GAAP adjustments:
Impairment of intangible and goodwill (A)	—	—
Amortization of intangibles (B)	226	284
Stock option expenses (C)	541	882
Severance-related expenses (D)	13	223
Non-GAAP operating expense	12,922	10,644

GAAP operating income (loss)	1,919	(767)
Non-GAAP adjustments (A through D)	780	1,389
Non-GAAP operating income	2,699	622

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